The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated July 12, 2007.

Pricing Supplement to the Prospectus dated December 5, 2006, the Prospectus Supplement dated December 5, 2006, and the
Prospectus Supplement No. 634 dated June 1, 2007 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $ Index-Linked Notes due 2011 (Linked to the S&P GSCI Biofuel Index)

        The amount you will receive on your notes on the stated maturity date (which will be set on the trade date and is expected to be approximately four years and three months from the original issue date, subject to postponement as described elsewhere in this pricing supplement) will be based on the performance of the S&P GSCI Biofuel Index, as measured during the period beginning on the trade date (       , 2007) through the determination date (which will be set on the trade date and is expected to be five trading days from the stated maturity date, subject to postponement as described elsewhere in this pricing supplement).

        On the stated maturity date, for each of your notes we will pay you an amount in cash equal to the $1,000 face amount plus the supplemental amount. We will determine the supplemental amount by first calculating the rate of increase or decrease in the index, which we refer to as the “index return”.

        The index return will be determined as follows: First, we will subtract the initial index level (which will be set on the trade date and is expected to be the closing level of the index on the trade date) from the final index level (which will be the closing level of the index on the determination date, subject to adjustments in case of market disruption or non-trading days). Then, we will divide the result by the initial index level, and express the resulting fraction as a percentage.

        The supplemental amount will then be calculated as follows:

•	If the final index level is greater than the initial index level, the supplemental amount will be the product of (a) the $1,000 face amount multiplied by (b) the participation rate of 100% multiplied by (c) the index return.
•	If the final index level is equal to or less than the initial index level, the supplemental amount will be zero.

        Therefore, if the final index level is less than the initial index level, you will not receive any supplemental amount. Because the final index level may be equal to or less than the initial index level, you may not receive any supplemental amount at maturity. You will not be paid any interest and no other payments will be made prior to the stated maturity date.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 and the general terms of the index-linked notes found in “General Terms of the Index-Linked Notes” on page S-29 of the accompanying prospectus supplement no. 634.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-8 so that you may better understand those risks.

Original issue date (settlement date):        , 2007

Original issue price:        % of the face amount

Underwriting discount:        % of the face amount

Net proceeds to the issuer:        % of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

        Standard & Poor’s® and S&P® are registered trademarks of The McGraw-Hill Companies, Inc. and GSCI™ is a trademark of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co. The offered notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation, warranty or condition regarding the advisability of investing in the offered notes.

Goldman, Sachs & Co.

Pricing Supplement dated July , 2007

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENTS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006
Prospectus Supplement No. 634 dated June 1, 2007

SUMMARY INFORMATION

       We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 634” mean the accompanying prospectus supplement no. 634, dated June 1, 2007, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

       This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Index-Linked Notes” on page S-29 of the accompanying prospectus supplement no. 634.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: S&P GSCI Biofuel Index, as published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”)

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $       in the aggregate for all the offered notes

Terms to be specified in accordance with the accompanying prospectus supplement no. 634:

•	type of notes: notes linked to a single index
•	maximum supplemental amount: not applicable
•	minimum supplemental amount: not applicable
•	averaging dates: not applicable
•	interest: not applicable
•	redemption right or price dependent redemption right: not applicable

Payment amount: we will pay you for each of your notes on the stated maturity date an amount in cash equal to the sum of the $1,000 face amount plus the supplemental amount, if any

Supplemental amount:

•	if the final index level is greater than the initial index level, the supplemental amount will equal the product of (a) the $1,000 face amount multiplied by (b) the participation rate multiplied by (c) the index return; or
•	if the final index level is equal to or less than the initial index level, the supplemental amount will equal zero

Initial index level (to be determined on the trade date): expected to be the closing level of the index on the trade date

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “— Consequences of a Market Disruption Event or a Non-Trading Day” below and subject to adjustment as provided under “— Discontinuance or modification of the index” below

Participation rate: 100%

Index return: the quotient of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a percentage

Closing level: the closing level of the index, or any successor index, published by the index sponsor at the regular weekday close of trading of the relevant exchanges for the commodities contracts underlying the index on the relevant trading day

Trade date:           , 2007

Original issue date (Settlement date):              , 2007

Stated maturity date (to be determined on the trade date): expected to be approximately four years and three months after the original issue date, unless postponed as described under “General

Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-32 of the accompanying prospectus supplement no. 634

Determination date (to be determined on the trade date): expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, unless postponed as described under “General Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date — Notes Linked to a Single Index” on page S-32 of the accompanying prospectus supplement no. 634

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman Sachs International

Business day: as described under “General Terms of the Index-Linked Notes — Special Calculation Provisions — Business Day” on page S-38 of the accompanying prospectus supplement no. 634

Trading day: the trading day for your notes will be different from the definition provided in “General Terms of the Index-Linked Notes — Special Calculation Provisions — Trading Day” on page S-38 of the accompanying prospectus supplement no. 634; the trading day for your notes will mean a day on which (i) all exchanges on which any of the index commodities are traded are open for trading, (ii) the index sponsor is open for business, (iii) the calculation agent in London is open for business and (iv) the offices of Goldman, Sachs & Co. in New York City are open for business; although the index sponsor may publish an index level with respect to the index on a day when one or more of the exchanges for the index commodities are closed, that day would not be a trading day for your notes

CUSIP no.:

Consequences of a Market Disruption Event or a Non-Trading Day: the procedures described under “General Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-33 of the accompanying prospectus supplement no. 634 will not apply to your notes; instead, the following procedures will apply for your notes:

if a day that would otherwise be the determination date occurs on a day which is not a trading day, the determination date will be postponed to the next following trading day (which we refer to as the postponed trading day in this pricing supplement), subject to postponement due to a market disruption event as described below;

if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing; in no event, however, will the determination date be later than the originally scheduled stated maturity date or, if such date is not a business day, later than the first business day after such date; if the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day or such last possible day is not a trading day, that day will nevertheless be the determination date;

on the determination date, the final index level will be determined in the manner described under “Final Index Level” above, subject to the adjustment due to a market disruption event as described below; if a market disruption event occurs or is continuing on any day from and including the originally scheduled determination date to and including the determination date, the calculation agent will determine the final index level by reference to the official settlement price, as published by the exchange on which it is traded (which is referred to as the settlement price in this pricing supplement), of each index commodity, using the then-current method for calculating the index, based on, (i) for each index commodity that is not affected by a market disruption event on the originally scheduled determination date or, as the case may be, the postponed trading day, the settlement price of each such index commodity on the originally scheduled determination date or, as the case may be, the postponed trading day, and (ii) for each index commodity that is affected by a market disruption event on the originally scheduled determination date or, as the case may be, the postponed trading day, the settlement price of each such index commodity on the first trading day immediately following the originally scheduled determination date or, as the case may be, the postponed trading day, on which no market disruption event occurs or is continuing with respect to such index commodity; provided that, if a market disruption event occurs or is continuing on the determination date with respect to any index commodity whose settlement price has not yet been determined, then the calculation agent will determine, in its reasonable judgment, a price to be used with respect to such index commodity, for purposes of calculating the final index level, on the determination date;

if the index sponsor fails to calculate or publish the level of the index on the determination date, then the calculation agent will calculate the final index level based on the settlement price of each index commodity on such date, subject to the adjustment due to a market disruption event as described in the previous paragraph

Discontinuance or modification of the index: the procedures described under “General Terms of the Index-Linked Notes —Discontinuance or Modification of an Index” on page S-36 of the accompanying prospectus supplement no. 634 will not apply to your notes; instead, the following procedures will apply for your notes:

if the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index; we refer to any substitute index approved by the calculation agent as a successor index;

if the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date (after postponement to the last possible day) because of a market disruption event, a non-trading day or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index;

if the calculation agent determines that the index, the index commodities or the method of calculating the index is fundamentally changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of the index commodities, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index commodities, or is due to any other reason—and is not otherwise reflected in the level of the index by the index sponsor pursuant to the index methodology described under “The Index” below, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date, is equitable; all determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion in accordance with the then-current index methodology or the index methodology previously in effect which the calculation agent deems fairly reflect the level of the index; the calculation agent is not obligated to make any such adjustments

Use of Proceeds and Hedging: as described under “Use of Proceeds and Hedging” on page S-42 of the accompanying prospectus supplement no. 634

ERISA: as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying prospectus supplement no. 634

Supplemental Plan of Distribution: as described under “Supplemental Plan of Distribution” on page S-49 of the accompanying prospectus supplement no. 634; Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of     % of the face amount; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $

HYPOTHETICAL EXAMPLES

        The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

        The examples below are based on index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index would have been highly volatile — meaning that the index level would have changed substantially in relatively short periods —in the past, if the index levels were calculated based on the historical prices of the index commodities in accordance with the index methodology described below, and its performance cannot be predicted for any future period.

        The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price” on page S-19 of the accompanying prospectus supplement no. 634. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount $1,000
Participation rate 100%
No market disruption event occurs
No change in or affecting any of the index commodities or the method by which the index sponsor calculates the index
Notes purchased on original issue date and held to the stated maturity date

        For these reasons, the actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the hypothetical levels of the index shown elsewhere in this pricing supplement. For information about the hypothetical levels of the index during recent periods, see “The Index — Hypothetical Historical High, Low and Closing Levels of the Index” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the index between the date of this pricing supplement and your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index commodities.

        The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index levels, and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final index level and the assumptions noted below.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Payment Amount (as Percentage of Face Amount)

200.00%	200.00%
150.00%	150.00%
130.00%	130.00%
120.00%	120.00%
116.00%	116.00%
112.00%	112.00%
108.00%	108.00%
104.00%	104.00%
100.00%	100.00%
96.00%	100.00%
92.00%	100.00%
88.00%	100.00%
84.00%	100.00%
80.00%	100.00%
70.00%	100.00%
50.00%	100.00%
0.00%	100.00%

        If, for example, the final index level were determined to be 96% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 100% of the face amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you will not be paid any supplemental amount.

        The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level of less than 100% of the initial index level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount equal to 100% of the face amount for each of your notes (the horizontal line starting from the 100% marker on the vertical axis) and, accordingly, you will not be paid any supplemental amount on your notes.

Hypothetical Payment Amount as % of Face Amount
200%
100%
Note
Performance
Index
Performance
0
100%
200%
Hypothetical Final Index Level as % of Initial Index Level

        The payment amounts shown above are entirely hypothetical; they are based on market prices for the index commodities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

We cannot predict the actual final index level on the determination date, or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at maturity, and the rate of return on the offered notes will depend on the actual final index level, determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount in cash to be paid in respect of your notes, if any, on the stated maturity may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006, and “Additional Risk Factors Specific to Your Notes” in the accompanying prospectus supplement no. 634. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index commodities, i.e., the commodity contracts comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Pricing Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Unpredictable Factors” below.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Payment Amount on Your Notes Will Not Be Affected by the Closing Level of the Index on Any Date Other Than the Determination Date

        The supplemental amount that may be paid on your notes will be determined based on the closing level of the index on the determination date. Although the actual closing level of the index on the stated maturity date or at other times during the life of your notes may be higher than the final index level, you will not benefit from the closing level of the index at any time other than on the determination date.

Your Notes May Not Have an Active Trading Market

        Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

S-8

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

        The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the volatility—i.e., the frequency and magnitude of changes—of the levels the index;
•	the index level;
•	temporary suspension or disruption of market trading in commodities and related futures because of lack of liquidity, the participation of speculators, government intervention, or other factors;
•	economic, financial, regulatory, political, military and other events that affect commodity markets generally and the commodities underlying the index, and which may affect the closing level of the index;
•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•	our creditworthiness.

        These factors may influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the index based on its historical performance.

If the Levels of the Index Change, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the index. Changes in the levels of the index may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

You Have No Rights with Respect to Commodities or Commodities Contracts or Rights to Receive Any Commodities

        Investing in your notes will not make you a holder of any of the commodities underlying the index or any contracts with respect thereto. Neither you nor any other holder or owner of your notes will have any rights with respect to any index commodity. Any amounts payable on your notes will be made in cash, and you will have no right to receive delivery of any index commodity.

Trading And Other Transactions by Goldman Sachs in Instruments Linked to the Index or the Index Commodities May Impair the Value of Your Notes

        As we describe under the section entitled “Use of Proceeds and Hedging” on page S-42 of the accompanying prospectus supplement no. 634, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the index. We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the commodity contracts underlying the index, which we refer to as index commodities, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index. Any of these hedging activities may adversely affect the levels of the index—directly or indirectly by affecting the price of the index commodities—and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” on page S-42 of the accompanying prospectus supplement no. 634 for a further discussion of transactions in which we or one or more of our affiliates may engage.

        Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index commodities or instruments whose returns are linked to the index, index commodities for their proprietary accounts, for

S-9

other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of the index—directly or indirectly by affecting the price of the index commodities—and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index commodities. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

        As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index or index commodities that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the levels of the index, could be adverse to your interests as a beneficial owner of your notes.

        Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the index sponsor. These services could include merger and acquisition advisory services. These activities may result in a closer financial relationship between Goldman, Sachs & Co. or another affiliate of Goldman Sachs and the index sponsor, which may affect the judgment and discretion the index sponsor possesses with respect to the index. Such indirect influence of Goldman, Sachs & Co. or another affiliate of Goldman Sachs over the index sponsor may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of index commodities and with respect to the index. Any of these activities by any of our affiliates may affect the levels of the index and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On the Stated Maturity Date

        As calculation agent for your notes, Goldman Sachs International will make all determinations regarding the final index level; the index return; market disruption events; the determination date; the stated maturity date; the default amount; the supplemental amount and the amount payable on your notes. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of an index. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

The Policies of the Index Sponsor and Changes that Affect the Index or the Index Commodities Could Affect the
Amount Payable on Your Notes and Their Market Value

        The policies of the index sponsor concerning the calculation of the level of the index, adjustments when an index commodity is no longer traded and the manner in which changes affecting the index commodities are reflected in the index level, could affect the index level and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index level,

S-10

or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, if the index level is not available on the determination date or if the index level is available but a market disruption event occurs or is continuing with respect to any index commodity on the determination date, the calculation agent—which initially will be Goldman Sachs International, our affiliate—may determine the index level on the determination date—and thus the amount payable on the stated maturity date—in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your notes more fully under “Summary Information — Key Terms — Discontinuance or Modification of an Index” below and “—Role of Calculation Agent” on page S-37 of the accompanying prospectus supplement no. 634.

Suspensions or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Notes

        The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”. Once the limit price has been reached in a particular contract, trading in the contract will follow the regulations set forth by the trading facility on which the contract is listed. Limit prices may have the effect of precluding trading in a particular contract, which could adversely affect the value of the index and, therefore, the value of your notes.

        If a market disruption event occurs on any contract included in the index, the value of that contract at the determination date will not be calculated until a settlement price can be determined. If a market disruption event has occurred or is continuing on the last possible day to which the determination date may be postponed, the calculation agent will calculate the final index level and the amount payable on your notes on the determination date. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date, and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event, the index sponsor will continue to calculate the value of the index and publish such value according to the process described above. Therefore, if a market disruption event occurs, the amount payable on your notes may not reflect the actual value of the index on the determination date.

        You may not receive the amount payable on your notes on the stated maturity date, if a market disruption event occurs or is continuing on the determination date, until a number of business days after the final index level can be determined.

The Calculation Agent Can Postpone the Stated Maturity Date If a Market Disruption Event Occurs

        If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing with respect to the index or that day is not a trading day, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing. In no cases will the determination date be postponed later than the originally scheduled stated maturity date, or if such date is not a business day, the business day following the originally scheduled stated maturity date. If the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day, such date will nevertheless be the determination date.

        As a result of any of the foregoing, the stated maturity date for your notes will also be postponed. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the determination date does not occur on the applicable scheduled date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the final index level as described under “Summary Information

S-11

— Key Terms — Consequences of a Market Disruption Event or a Non-Trading Day” above.

The Index May in the Future Include Commodity Contracts That Are Not Traded On Regulated Exchanges

        The S&P GSCI Biofuel Index was originally based solely on commodity contracts traded on regulated exchanges (referred to in the United States as “designated contract markets”). At present, the S&P GSCI Biofuel Index continues to be comprised exclusively of regulated commodity contracts. In the event where one or more index commodities are no longer included in the index and the index sponsor exercises its discretion to add one or more commodity contracts as described under “The Index — Index Commodities” below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statues and related regulations, that govern trading on regulated exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

Higher Future Prices of Commodities Included in the Index Relative to Their Current Prices May Decrease the Amount Payable on Your Notes

        As the contracts that underlie the index come to expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in May may specify a July expiration. As time passes, the contract expiring in July is replaced by a contract for delivery in a later month, for example, August. This is accomplished by selling the July contract and purchasing the August contract. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation”, where the prices are lower in the distant delivery months than in the earlier delivery months, the sale of the July contract would take place at a price that is higher than the price of the August contract, thereby creating a “roll yield”. Some commodities contracts have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The absence of backwardation in the market for a commodities contract could result in negative “roll yields,” which could adversely affect the value of an index or index tied to that contract. It is also possible that the features of the index designed to address the effects of contango will instead adversely affect the value of the index and, consequently, the return on your notes. See “The Index” below for more information.

Changes in the Composition and Valuation of the Index May Adversely Affect the Value of Your Notes

        As a general matter, the composition of the index will not change over time, unless an index commodity is no longer traded in its primary exchange or became ineligible to be included in the index for any other reason. In such a case, the index sponsor may make a number of modifications to the methodology for determining the contracts to be included in the index, and for valuing the index. Such changes could adversely affect the value of your notes.

        In the event that the index sponsor discontinues publication of the index or the index sponsor discontinues calculation of the index, the calculation agent will continue to calculate the index during the remaining term of your notes, based on the methodology described under “Summary Information — Key Terms — Discontinuance or Modification of an Index” above.

S-12

Commodity Prices, in Particular Biofuel Commodity Prices, As Well As the Commodity Contracts Included in the
Index, May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

        Commodity prices, in particular biofuel commodity prices, as well as the commodity contracts included in the index, are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates. Furthermore, the value of the commodity contracts included in the index could be affected by circumstances or events that have nothing to do with the market for biofuels since each of those commodities is primarily used for other purposes, including as food.

A Prolonged Decline in Value in Biofuel-Oriented Materials Would Have a Negative Impact on the
Level of the Index and the Value of Your Notes

        All of the index commodities are biofuel oriented. Accordingly, a decline in value in the commodities used in the production of biofuel would adversely affect the level of the index and the value of your notes. Further, since biofuels are an alternative to petroleum-based fuels, technological advances or the discovery of new oil reserves could lead to increases in world wide production of oil and corresponding decreases in the price of crude oil, which may decrease the demand for biofuels and commodities used in the production of biofuel, which may in turn decrease the value of the notes. In addition, further development and commercial exploitation of alternative energy sources, including solar, wind or geothermal energy, could lessen the demand for biofuel products and result in lower prices. Absent amendment of the index to lessen or eliminate the concentration of existing biofuel contracts in the index or to broaden the index to account for such developments, the level of the index and the value of your notes could decline.

The Index May Be More Volatile Than an Index Linked to a Diversified Basket of Commodity Contracts

        The index is linked to only commodities contracts related to biofuels. As such, it is possible that the value of the index will be more volatile than a more diversified basket of commodity contracts. In addition, an investment in the notes is more likely to create an over-concentration in an investor’s portfolio than would an investment in an index tracking a more diversified basket of commodity contracts.

The Percentage Weight of Each Index Commodity May Not Be the Same as Its Percentage Weight Relative to
One Another in the S&P GSCI™ and May Not Accurately Reflect the Relative Significance of Each Index Commodity to
the Biofuel Market, on a Production Basis, During the Life of Your Notes

        The initial percentage weight of each index commodity has been determined by Goldman Sachs based on Goldman Sachs’ estimates of the relative significance of each index commodity to the biofuel market. In contrast to the weighting of commodities in the S&P GSCI™, therefore, the weighting of commodities in the index is not based on production or consumption statistics of the underlying commodity. Therefore, the initial percentage weight of each index commodity may not be the same as its percentage weight in the S&P GSCI™ at the time of inception of the index and may not accurately reflect relative significance of each such commodity to the biofuel market on a production basis. In addition, since the initial percentage weight will not be rebalanced (except in the case of reallocation when an index commodity is no longer included in the index), the percentage weight of each index commodity may not accurately reflect the relative significance of each index commodity to the biofuel market during the life of your notes.

The Index Has a Limited Performance History

        The Index was launched on June 1, 2007, and does not have a long performance record. Because of its limited performance history it is uncertain how the index will perform as a tradable index and how useful it will be for trading purposes. The limited performance history of the index also creates uncertainty about whether or

S-13

not the index will serve as an appropriate benchmark for the performance of the biofuel market because of the limited application of the methodology used to achieve this benchmarking.

Although the Index Includes Some of the Same Contracts That Comprise the S&P GSCI™, Its Value and
Returns Will Generally Differ from Those of the S&P GSCI™

        The index includes only four commodity contracts related to the biofuel market, and one of the commodity contracts included in the index, soybean oil, is not included in the S&P GSCI™ as a constituent commodity contract. In addition, the index has different rules from the S&P GSCI™ in that the percentage weight of each index commodity will not be rebalanced during the life of your notes, as explained in “The Index” below. Since the constituent commodity contracts and the rebalancing rules affect the level of an index linked to commodity contracts, these differences will generally produce different values for the index and the S&P GSCI™ at any given time and, therefore, will generally produce differing returns.

The Contracts to be Included in the Index Was Not Selected on Liquidity Criteria and
Such Contracts May from Time to Time be Less Liquid or Illiquid

        The selection criteria for inclusion of commodity contracts in the S&P GSCI™ include liquidity requirements that are designed to ensure that contracts comprising the S&P GSCI™ are sufficiently liquid. The contracts included in the index were selected based on their use in the biofuel market and not on the basis of specific liquidity criteria. In fact, one of the contracts included in the index is not included in the S&P GSCI™. In addition, there are no liquidity criteria that will be applied over time to the retention of commodity contracts in the index. As a result, it is possible that the markets for contracts included in the index will from time to time during the life of the notes be less liquid or illiquid. The illiquidity of any of these contracts could adversely affect the value of the index and consequently the value of your notes.

As Sponsor of the S&P GSCI Biofuel Index, Standard & Poor’s Will Have the Authority to Make Determinations
That Could Materially Affect Your Notes in Various Ways And Create Conflicts of Interest

        As further described under “The Index”, the S&P GSCI Biofuel Index is owned by Standard & Poor’s. Except for the determination by Goldman Sachs of the commodity contracts included in the index and their respective initial percentage weights at the inception of the index, Standard & Poor’s is responsible for the calculation and maintenance of the S&P GSCI Biofuel Index. The judgments that Standard & Poor’s, as the sponsor of the S&P GSCI Biofuel Index, makes in connection with the calculation and maintenance of the S&P GSCI Biofuel Index, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date. See “The Index” for additional details on the role of Standard & Poor’s as index sponsor.

        Standard & Poor’s, in its capacity as index sponsor, has no obligation to take your interests into consideration for any reason. Standard & Poor’s may decide to discontinue calculating and publishing the S&P GSCI Biofuel Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of the S&P GSCI Biofuel Index for purposes of calculating the final index level.

Certain Aspects of the Tax Treatment of Your Notes Are Uncertain

        Certain aspects of the tax treatment of short-term notes that provide for contingent payments are uncertain. Please read carefully the section called “Supplemental Discussion of Federal Income Tax Consequences” below and the section called “United States Federal Taxation—Short-Term Notes” in the accompanying prospectus supplement no. 634.

        If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement no. 634 called “United States Federal Taxation.”

        You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax

S-14

consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Certain Considerations For Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the index-linked notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the index-linked notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the index-linked notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

S-15

THE INDEX

        Standard & Poor’s, as the index sponsor, owns the copyright and all rights to the index. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Summary Information — Key Terms — Discontinuance or Modification of the Index” above. Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the index sponsor. You, as an investor in your notes, should make your own investigation into the index.

S&P GSCI Biofuel Index

        The S&P GSCI Biofuel Index reflects the total returns that are potentially available through an unleveraged investment in an index of four commodity contracts (corn, soybean oil, wheat and sugar) with specific weights applied to each of these contracts.

Index Commodities

        The following table shows the index commodities included in the S&P GSCI Biofuel Index, the exchange on which each such contract is traded and the percentage weight of each commodity within the index. In the table below, “CBOT” means Chicago Board of Trade and “NYBOT” means New York Board of Trade.

Index Commodity	Exchange	Initial Percentage Weight
Corn	CBOT	38%
Soybean Oil	CBOT	25%
Sugar #11	NYBOT	28%
Wheat	CBOT	9%

        The commodity contracts included in the index and their respective initial percentage weights were determined based on Goldman Sachs’ assessment of the relative significance of each of the index commodities to the overall biofuel markets at the inception of the index. These initial percentage weights are therefore not based on production or consumption statistics. In addition, the percentage weights are fixed and will not change over time, even if the relative significance of certain of the constituent commodities to the biofuel market changes. If the index sponsor determines that any index commodity has become ineligible for inclusion in the index for whatever reason, the index sponsor will be permitted (but not required) to make such adjustments to the index or method of calculating the index as it believes are appropriate to ensure that the index has sufficient liquidity to support the investment in the index. In making its decision, the index sponsor may, but is not required to, take into account the current methodology of the S&P GSCI™.

Value of the Index

        The value of the index on any given day is equal to the total dollar weight of the index divided by a normalizing constant that assures the continuity of the index over time. The normalizing constant with respect to a given S&P GSCI™ period (the period beginning on the fifth S&P GSCI™ business day of the calendar month in which new percentage weights first become effective, and ending on the S&P GSCI™ business day immediately preceding the first day of the next following S&P GSCI™ period) is calculated on the last S&P GSCI™ business day of the previous S&P GSCI™ period and is equal to the product of (i) the normalizing constant for the S&P GSCI™ period ending on such day multiplied by (ii) the total dollar weight ratio on such day, based on the daily contract reference price of the first nearby contract expiration for each index commodity on such day. The normalizing constant is rounded to seven digits of precision.

        The total dollar weight of the index is the sum of the dollar weight of each of the index commodities. The dollar weight of each contract included in the index on any given day is equal to:

•	the daily contract reference prices,
•	multiplied by the appropriate percentage weights and,
•	during a roll period, the appropriate “roll weights” (discussed below).

        The daily contract reference price used in calculating the dollar weight of each commodity contract on any given day is the most recent daily contract reference price made available by the relevant exchange, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise

S-16

fails to publish a daily contract reference price on that day. In addition, if the exchange fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of the index sponsor reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided, that, if the price is not made available or corrected by 4:00 P.M. New York City time, the index sponsor may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable contract in its reasonable judgment for purposes of the relevant calculation of the value of the index.

Calculation of the Index

        The index sponsor will calculate the value of the index on any S&P GSCI™ business day, which is equal to the product of (i) the value of the index on the immediately preceding S&P GSCI™ business day multiplied by (ii) one plus the sum of the contract daily return and the Treasury bill return on the hypothetical investment in the index on the S&P GSCI™ business day on which the calculation is made multiplied by (iii) one plus the Treasury bill return on the hypothetical investment in the index for each non-S&P GSCI™ business day since the immediately preceding S&P GSCI™ business day. We use the term S&P GSCI™ business day to mean each day on which the offices of the index sponsor in New York City are open for business. The value of the index has been normalized such that its hypothetical level on June 1, 2007 was 100.

        As of the date of this pricing supplement, the index sponsor and Goldman Sachs International have entered into an arrangement under which Goldman Sachs International performs certain calculation services with respect to the index for the index sponsor for a limited amount of time. Under the arrangement, Goldman Sachs International does not have the authority to change the policies or the methodology of calculating the index in any way.

Contract Daily Return

        The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCI Biofuel Index, of the applicable daily contract reference price of the relevant contract multiplied by the appropriate percentage weight and the appropriate “roll weight,” divided by the total dollar weight of the index on the preceding day, minus one.

        The “roll weight” of a commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration. If actual positions in the relevant markets were rolled forward, the roll would likely need to take place over a period of days. Since the index, like the S&P GSCI™, is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the index takes place over a number of business days during each month (referred to as a “roll period”). On each day of the roll period, the “roll weights” of the current contract expirations and the next contract expiration (the next contract as designated by the index rules) into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the index is gradually shifted from the current contract expiration to the next contract expiration (the next contract as so designated). The roll period applicable to the index occurs from the fifth to ninth S&P GSCI™ business day of the month.

        If on any day during a roll period any of the following conditions exists, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist:

•	no daily contract reference price is available for a given contract expiration;
•	any such price represents the maximum or minimum price for such contract month, based on exchange price limits (referred to as a “limit price”);
•	the daily contract reference price published by the relevant exchange reflects manifest error, or such price is not published by 4:00 P.M., New York City time. In that event, the index sponsor may, but is not required to, determine a daily contract reference price and complete the relevant portion of the roll based on such price; provided, that, if the exchange publishes a price before the opening of trading on the next day, the index sponsor will revise the portion of the roll accordingly; or

S-17

•	trading in the relevant contract terminates prior to its scheduled closing time.

        If any of these conditions exist throughout the roll period, the roll with respect to the effected contract will be affected in its entirety on the next day on which such conditions no longer exist.

        The table below identifies the contract expiration months that, on a given day, are used to calculate the value of the index. In particular, on the first day of the month identified in the column heading, the calculation of the Index is based on the daily contract reference price of the contract expiration listed in that column for each of the index commodities. For example, on the first S&P GSCI™ business day in January and February, the calculation is based on the daily contract reference price, for each index commodity, of the March contract expiration. On the first S&P GSCI™ business day of March, the index is calculated on the basis of the daily contract reference price, for each index commodity, of the May contract expiration. Since the roll of an index commodity occurs only during the roll periods, rather than any S&P GSCI™ business day, within a month, each of the index commodities will have rolled from the March to the May contract expiration during the February roll period, so that each of the index commodities would have the May contract expiration on the first S&P GSCI™ business day of March.

Index Commodity	Designated Contract Expirations at Month Begin
	January	February	March	April	May	June
Corn	March	March	May	May	July	July
Soybean Oil	March	March	May	May	July	July
Sugar #11	March	March	May	May	July	July
Wheat	March	March	May	May	July	July

	July	August	September	October	November	December
Corn	September	September	December	December	December	March
Soybean Oil	December	December	December	December	December	January
Sugar #11	October	October	October	March	March	March
Wheat	September	September	December	December	December	March

Hypothetical Historical Closing Levels of the Index

        The table set forth below illustrates how the index would have performed since January 1, 2005.

        The index has been calculated since June 1, 2007. All data relating to the period prior to the launch of the index is a hypothetical estimate using available data as to how the index may have performed in the pre-launch period, assuming that the index annually rebalanced to the percentage weightings as described below. The annual rebalancing of the index commodities was applied in calculating the hypothetical levels in order to reflect the changes in the relative significance of the index commodities in the biofuel market. Contrary to the exception described in the immediately preceding sentence, however, the actual levels of the index calculated by the index sponsor will not be rebalanced. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein (except as described in the second preceding sentence), the index was not actually calculated and published prior to June 1, 2007. The value of the strategy has been normalized

S-18

such that its hypothetical level on June 1, 2007 was 100.

        The hypothetical historical performance reflected in the table set forth below is based on the index criteria identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the index will serve as a reliable indicator of its future performance, especially because the percentage weight of the index commodities will not be rebalanced during the life of your notes.

        The closing price of the index commodities have fluctuated in the past and the closing level of the index may, in the future, experience significant fluctuations. Any upward or downward trend in the hypothetical closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes. The actual performance of the index over the life of the notes, as well as the amount payable on the stated maturity date, may bear little relation to the hypothetical levels shown below.

        The table below shows the high, low and final hypothetical closing levels of the index calculated based on the index methodology and the annual rebalancing exception described above, for the four calendar quarters in 2005 and 2006, and the three calendar quarters of 2007, through July 11, 2007. We obtained the closing price of the index commodities used to calculate the hypothetical closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Hypothetical Historical High, Low and Final Closing Levels of the Index

	High	Low	Close
2005
Quarter ended March 31	93.75999	82.87282	87.90566
Quaver ended June 30	82.00916	82.00916	87.46682
Quarter ended September 30	95.83785	83.43551	86.38494
Quarter ended December 31	90.81462	82.34307	90.81462
2006
Quarter ended March 31	101.70180	89.94270	98.35312
Quarter ended June 30	102.85270	91.06717	95.90879
Quarter ended September 30	100.42980	82.00317	85.09578
Quarter ended December 31	107.20850	83.45293	105.50620
2007
Quarter ended March 31	107.64000	97.45801	98.43106
Quarter ended June 30	104.35830	94.71831	96.17968
Quarter ending on September 30 (through July 11, 2007)	98.11154	94.44710	98.11154

Additional Information in the Accompanying Prospectus Supplement No. 634

For the description relating to the index sponsor and license agreement between the index sponsor and the issuer, see “The Indices —S&P GSCI™ Commodity Index” on page A-16 of the accompanying prospectus supplement no. 634.

S-19

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes, as described in the section “United States Federal Taxation” in the accompanying prospectus supplement. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income based on the comparable yield of the notes, regardless of whether any stated interest is payable on the notes. In addition, any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. You should read the discussion under United States Federal Taxation in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

        We have determined that the comparable yield for the notes is equal to % per annum, compounded semi-annually, with a projected payment at maturity of $     based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
January 1, 2007 through December 31, 2007	$	$
January 1, 2008 through December 31, 2008	$	$
January 1, 2009 through December 31, 2009	$	$
January 1, 2010 through December 31, 2010	$	$
January 1, 2011 through , 2011	$	$

        The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

        If you are a United States Alien Holder, please see “United States Federal Taxation – United States Alien Holders” in the accompanying prospectus supplement.

        You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

S-20

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

TABLE OF CONTENTS
Pricing Supplement

Page

Summary Information	S-2
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-8
The Index	S-16
Supplemental Discussion of Federal Income Tax Consequences	S-20

Prospectus Supplement No. 634 dated June 1, 2007
Summary Information	S-3
Hypothetical Returns on your Note	S-9
Additional Risk Factors Specific to Your Notes	S-19
General Terms of The Index-linked notes	S-29
Use of Proceeds and Hedging	S-42
United States Federal Taxation	S-44
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
The Indices	A-1
Dow Jones Euro STOXX 50® Index	A-1
Dow Jones Industrial AverageSM	A-5
FTSETM 100 Index	A-13
S&P GSCI Commodity Index	A-16
S&P GSCI Commodity Total Return Index	A-21
Hang Seng® Index	A-28
MSCI EAFE Index®	A-30
MSCI Taiwan IndexSM	A-34
NASDAQ-100 Index®	A-36
Nikkei 225 Index	A-40
PHLX Housing SectorSM Index	A-43
PHLX Oil Service SectorSM Index	A-47
Russell 2000® Index	A-48
S&P 500® Index	A-52
TOPIX® Index	A-55

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$

The Goldman Sachs Group, Inc.

Index-Linked Notes due 2011
(Linked to the S&P GSCI Biofuel Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.